THE PROJECT GROUP,INC.

                                November 24, 2004

TO: The Holders Identified on Schedule A

RE: Exercise Price Modification and Anti-dilution Rights

Dear Holders:

Reference is made to the Series B 4% Redeemable Preferred Stock ("Series B Preferred Stock") and Common Stock Purchase Warrants (the "Warrants"), described on Schedule A hereto, issued by The Project Group, Inc., a Nevada corporation (the "Company") to the Holders identified on Schedule A hereto on or about March 9, 2004 pursuant to and in connection with a certain Securities Purchase Agreement. Pursuant to the Certificate of Designation, Preferences and Rights and Number of Shares of Series B 4% Redeemable Preferred Stock ("Certificate of Designation"), each of the Holders of Series B Preferred Stock was granted the right to convert such Series B Preferred Stock into Common Stock of the Company. Pursuant to the Warrants, each of the Holders was granted the right, subject to terms and conditions of the Warrant, to purchase shares of Common Stock of the Company.

WHEREAS, the Company has determined that it is in the Company's best interests to modify the terms of the Series B Preferred Stock and Warrants.

It is now therefore agreed by the Company and the Holders, for good and valuable consideration, receipt of which is acknowledged, that:

      1. The Exercise Price, as defined in the Warrants, is reduced to $0.05, subject to further adjustment as described in the Warrants.

      2. The Holders agree to provide, within one week from date hereof, an aggregate of $100,000 in new funding to the Company in the form of convertible preferred stock (the "New Preferred Stock") having terms substantially identical to the Series B Preferred Stock, as set forth in the Certificate of Designation, except that the conversion price of such newly issued preferred stock into common stock of the Company shall be $.04 per share. The New Preferred Stock shall have "piggy back" registration rights. Neither the issue of New Preferred Stock, nor any prior issue, shall trigger a reduction in price of the conversion price of the Series B Preferred.

      3. The Certificate of Designation (excluding the Certificate of Designation applying to the New Preferred Stock issuable pursuant to paragraph 2 above) shall be amended to add a provision such that,
            (A) if the Company shall, without the prior written consent of all of the Holders, other than in a

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            Permitted Issuance (as defined below), issue any common stock, or securities convertible into or exercisable for common stock (or modify any convertible or exercisable securities that may be outstanding), at a price per share, or bearing a conversion or exercise price per share, less than the then applicable conversion price of the Series B Preferred Stock (the "Preferred Stock Conversion Price"), then, on each such occasion, the Preferred Stock Conversion Price shall be automatically and immediately reduced to such lower price per share. For purposes hereof, "Permitted Issuances" that shall be excluded from adjustment to the Preferred Stock Conversion Price under this paragraph shall mean (i) issuances of securities (a) in full or partial consideration in connection with a strategic merger, consolidation or purchase of substantially all of the securities or assets of corporation or other entity, (b) as has been described in the reports filed with the Securities and Exchange Commission prior to the date hereof, (c) pursuant to the conversion or exercise of presently outstanding preferred stock, warrants, options or other convertible securities, and (d) for services, and (ii) issuances of warrants or options exercisable at prices not less than 80% of market price at the time of issuance provided that such warrants or options are issued for recruiting and other internal corporate purposes other than in capital raising transactions; and (B) upon notification to the Holders by Series A Preferred Shareholders ("Series A Holders") of their conversion, in whole, of Series A Preferred Stock into common stock, all Series B Preferred Stock shall be immediately and automatically converted into common shares by instruction to the transfer agent by the Company. The Series A Holders shall be prohibited from converting their shares into common stock or waiving their non dilution right for one year from this date, and in the event the Series A Holders waive, in whole, their non dilution rights under the Series A Preferred Stock without conversion into common shares, on and after that waiver, the Series B Holders shall lose any rights in this paragraph 3 relative to reduction of the Preferred Stock Conversion Price.

      4. The Redemption Trigger Price of $0.60 stated in Section 13 of the Warrant is reduced to $0.14.

      5. All terms employed in this letter, unless otherwise defined here, shall have the same meanings attributed to them in the Certificate of Designation, Preferred Stock and Warrants.

      6. Except as modified herein, the Certificate of Designation, Preferred Stock, Warrants and documents delivered in connection therewith remain in full force and affect.

      7. This letter constitutes the binding obligation of the Company and the Holder.

      8. Both parties agree to hold each other harmless for any prior acts to the date of this release.

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      9.    In lieu of the Company reissuing Warrant certificates reflecting the reduced Conversion Rate and Exercise Price, a copy of this letter appended to the Warrant shall be deemed sufficient to evidence the reduction of the Exercise Rate. The Company shall, as soon as practical, prepare and file with the State of Nevada a certificate of designation reflecting the terms of the New Preferred Stock issuable pursuant to paragraph 2 hereof and an amended Certificate of Designation reflecting the revised terms of the Series B
            Preferred Stock. Pending the filing of those certificates of designation, this letter will be deemed sufficient evidence of the matters described herein relative to the preferred stock issuable pursuant to paragraph 2 and the amendment of the Series B Preferred Stock.

      10. One member of the board of directors shall resign and a new member, designated in a writing signed by a majority in interest of the Holders, shall be appointed for a minimum two (2) year term.

THE PROJECT GROUP, INC.


By:
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HOLDERS:

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